Exhibit 10.8

EAGLE MATERIALS INC.

INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

Eagle Materials Inc., a Delaware corporation (the “Company”), and                          (the “Grantee”) hereby enter into this Restricted Stock Agreement (the “Agreement”) in order to set forth the terms and conditions of the Company’s award (the “Award”) to the Grantee of certain shares of Common Stock of the Company granted to the Grantee on May 18, 2010 (the “Award Date”).

1. Award. The Company hereby awards to the Grantee              shares of Common Stock of the Company (the “Shares”).

2. Relationship to the Plan. The Award shall be subject to the terms and conditions of the Eagle Materials Inc. Incentive Plan, as amended (the “Plan”), this Agreement and such administrative interpretations of the Plan, if any, as may be in effect on the date of this Agreement. Except as defined herein, capitalized terms shall have the meanings ascribed to them under the Plan. For purposes of this Agreement:

(a)	“Disability” shall have the meaning assigned to such term under the Plan, however, in the case of a Director, for purposes of this Agreement, Disability shall be determined by the Committee.

(b)	“Retirement” shall mean the earliest of the following:

(i)	the Grantee reaches the age of 65 and has completed at least an aggregate of 10 years of service with the Company or any of its Affiliates (or their predecessors) and the Company’s former parent or its Affiliates (or their predecessors);

(ii)	the expiration of 5 years from the Award Date and the Grantee has completed at least an aggregate of 25 years of service with the Company or any of its Affiliates (or their predecessors) and the Company’s former parent or its Affiliates (or their predecessors); or

(iii)	the expiration of 15 years from the Award Date; or

(iv)	earlier under such circumstances as are approved by the Committee.

(c)	“Return on Equity” shall for any fiscal year mean: (i) the Net Income of the Company (net of any discontinued operations) for such fiscal year; divided by (ii) the Company’s Average Stockholder’s Equity for such fiscal year.

(d)	“Average Stockholders Equity” means, for a fiscal year: (i) the Company’s Stockholders Equity as of the beginning of the fiscal year plus the Company’s Stockholders Equity at the end of such fiscal year; divided by (ii) 2.

(e)	“Performance Period” shall mean the period from April 1, 2010 to March 31, 2011.

3. Vesting.

(a)	Vesting Criteria. The Grantee’s interest in the Shares shall vest only if: (i) the Average Return on Equity for the ten fiscal years ending March 31, 2011 exceeds 17.25% (the “Performance Criteria”); and (ii) the Grantee satisfies the requirements for Retirement. After the end of the Performance Period, the Compensation Committee shall certify whether the Performance Criteria has been satisfied. If the Performance Criteria has been satisfied then the Shares shall be considered “Earned But Unvested Shares”. If the Performance Criteria have not been satisfied then the Shares shall be immediately and automatically forfeited. The “Average Return on Equity for the ten fiscal years ending March 31, 2011” shall mean the average of the Return on Equity for each fiscal year in such ten year period.

(b)	Restrictions. The period beginning on the Award Date and ending on the date the Grantee satisfies the requirements for Retirement shall be known as the restriction period (the “Restriction Period”). During the Restriction Period, the Grantee may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of any Shares or any right or interest related to such Shares, other than as required by the Grantee’s will or beneficiary designation, in accordance with the laws of descent and distribution or by a qualified domestic relations order.

(c)	Cancellation Right. The Grantee must be in continuous employment with the Company or any of its Affiliates or must be in continuous service as a Director from the Award Date through the date the Grantee satisfies the requirements for Retirement for the Award to become vested. Subject to Section 4, Grantee’s termination of employment or service as a Director prior to the date the Grantee satisfies the requirements for Retirement shall cause Grantee’s Award to be automatically forfeited.

4. Change-in-Control; Death or Disability. The restrictions set forth above in Section 3 shall lapse with respect to any Shares (in the case of a Change-in-Control) or Earned But Unvested Shares (in the case of termination of employment by reason of death or Disability) not previously forfeited and the remaining shares of this Award shall become fully vested without regard to the limitations set forth in Section 3 above, provided that the Grantee has been in continuous employment with the Company or any of its Affiliates or has been in continuous service as a Director from the Award Date through: (A) the occurrence of a Change in Control (as defined in Exhibit A to this Agreement), unless either: (i) the Committee determines that the terms of the transaction giving rise to the Change in Control provide that the Award is to be replaced within a reasonable time after the Change in Control with an award of equivalent value of shares of the surviving parent corporation, or (ii) the Award is to be settled in cash in accordance with the last sentence of this Section 4, or (B) Grantee’s termination by reason of death or Disability.

5. Stockholder Rights. The Grantee shall have the right to vote any Shares. On the first dividend payment date following the Performance Period, the Grantee shall be entitled to a cash dividend payment equal to: (i) the sum of per share dividends declared with respect to Common Stock during the Performance Period times (ii) the number of Earned But Unvested Shares. The Grantee shall also have the right to receive any cash dividends declared and paid on Earned But Unvested Shares after the end of the Performance Period at the same time such amounts are paid with respect to all other shares of Common Stock.

6. Capital Adjustments and Corporate Events. If, from time to time during the term of the Restriction Period, there is any capital adjustment affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, the Shares shall be adjusted in accordance with the provisions of Section 16 of the Plan. Any and all new, substituted or additional securities to which the Grantee may be entitled by reason of the Grantee’s ownership of the Shares hereunder because of a capital adjustment shall be immediately subject to the restrictions set forth herein and included thereafter as Shares for purposes of this Agreement.

7. Refusal to Transfer.

The Company shall not be required:

(a)	to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or the Plan; or

(b)	to treat such purchaser or other transferee as owner of such Shares, accord such purchaser or other transferee the right to vote; or pay or deliver dividends or other distributions to such purchaser or other transferee with respect to such Shares.

8. Legends. If the Shares are certificated, the certificate or certificates evidencing the Shares, if any, issued hereunder shall be endorsed with the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS AND, ACCORDINGLY, MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED, OR IN ANY MANNER DISPOSED OF EXCEPT IN CONFORMITY WITH THE TERMS OF THAT CERTAIN RESTRICTED STOCK AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES. A COPY OF SUCH AGREEMENT IS MAINTAINED AT THE ISSUER’S PRINCIPAL CORPORATE OFFICES.

9. Tax Consequences. The Grantee has reviewed with the Grantee’s own tax advisors the federal, state, and local tax consequences of this investment and the transactions contemplated by this Agreement. The Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Grantee understands that the Grantee (and not the Company) shall be responsible for the Grantee’s own tax liability that may arise as a result of the transactions contemplated by this Agreement. The Grantee understands that Section 83 of the Code taxes as ordinary income the difference between the purchase price, if any, for the Shares and the Fair Market Value of the Shares as of the date any restrictions on the Shares lapse. In this context, “restriction” means the restrictions imposed during the Restriction Period. The Grantee understands that the Grantee may elect to be taxed at the time the Shares are awarded rather than when and as the restrictions lapse by filing an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days from the Date of Award. THE GRANTEE ACKNOWLEDGES THAT IT IS THE GRANTEE’S SOLE RESPONSIBILITY (AND NOT THE COMPANY’S) TO FILE TIMELY THE ELECTION UNDER SECTION 83(B), EVEN IF THE GRANTEE REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON THE GRANTEE’S BEHALF.

10. Withholding of Taxes. At the time and to the extent vested Shares become compensation income to the Grantee for federal or state income tax purposes, the Grantee either shall deliver to the Company such amount of money as required to meet the Company’s minimum withholding obligation under applicable tax laws or regulations, or, in lieu of cash, the Grantee, in his or her sole discretion, may elect to surrender, or direct the Company to withhold from the vested Shares, shares of Common Stock in such number as necessary to satisfy the Company’s minimum tax withholding obligations. Further, any dividends paid to you pursuant to Section 5 above prior to the end of the Restriction Period will generally be subject to federal, state and local withholding, as appropriate, as additional compensation.

11. Entire Agreement; Governing Law. The Plan and this Agreement constitute the entire agreement of the Company and the Grantee (collectively, the “Parties”) with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Parties with respect to the subject matter hereof, and may not be modified adversely to the Grantee’s interest except by means of a writing signed by the Parties. Nothing in the Plan and this Agreement (except as expressly provided therein or herein) is intended to confer any rights or remedies on any person other than the Parties. The Plan and this Agreement are to be construed in accordance with and governed by the internal laws of the State of Texas, without giving effect to any choice-of-law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Texas to the rights and duties of the Parties. Should any provision of the Plan or this Agreement relating to the Shares be determined by a court of law to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.

12. Interpretive Matters. Whenever required by the context, pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, or neuter, and the singular shall include the plural, and vice versa. The term “include” or “including” does not denote or imply any limitation. The term “business day” means any Monday through Friday other than such a day on which banks are authorized to be closed in the State of Texas. The captions and headings used in this Agreement are inserted for convenience and shall not be deemed a part of the Award or this Agreement for construction or interpretation.

13. Notice. Any notice or other communication required or permitted hereunder shall be given in writing and shall be deemed given, effective, and received upon prepaid delivery in person or by courier or upon the earlier of delivery or the third business day after deposit in the United States mail if sent by certified mail, with postage and fees prepaid, addressed to the other Party at its address as shown beneath its signature in this Agreement, or to such other address as such Party may designate in writing from time to time by notice to the other Party.

14. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Grantee, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Grantee may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted herein.

[Signature page follows.]

EAGLE MATERIALS INC.

Dated: , 2010	By:
	Name:	James H. Graass
	Its:	Executive Vice President, General Counsel and Secretary
	Address:	3811 Turtle Creek Boulevard, Suite 1100 Dallas, Texas 75219

The Grantee acknowledges receipt of a copy of the Plan, represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Award subject to all of the terms and provisions hereof and thereof. The Grantee has reviewed this Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of this Agreement and the Plan. The Grantee further agrees to notify the Company upon any change in the address for notice indicated in this Agreement.

Dated: , 2010	Signed:

Name:

Address:

EXHIBIT A

CHANGE-IN-CONTROL

For the purpose of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events:

(a) The acquisition by any Person of beneficial ownership of securities of the Company (including any such acquisition of beneficial ownership deemed to have occurred pursuant to Rule 13d-5 under the Exchange Act) if, immediately thereafter, such Person is the beneficial owner of (i) 50% or more of the total number of outstanding shares of any single class of Company Common Stock or (ii) 40% or more of the total number of outstanding shares of all classes of Company Common Stock, unless such acquisition is made (a) directly from the Company in a transaction approved by a majority of the members of the Incumbent Board or (b) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;

(b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (or who is otherwise designated as a member of the Incumbent Board by such a vote) shall be considered as though such individual were a member of the Incumbent Board, except that any such individual shall not be considered a member of the Incumbent Board if his or her initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) The consummation of a Business Combination, unless, immediately following such Business Combination, (i) more than 50% of both the total number of then outstanding shares of common stock of the parent corporation resulting from such Business Combination and the combined voting power of the then outstanding voting securities of such parent corporation entitled to vote generally in the election of directors will be (or is) then beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the beneficial owners, respectively, of the outstanding shares of Company Common Stock immediately prior to such Business Combination in substantially the same proportions as their ownership immediately prior to such Business Combination of the outstanding shares of Company Common Stock, (ii) no Person (other than any employee benefit plan (or related trust) of the Company or any corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 40% or more of the total number of then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the parent corporation resulting from such Business Combination were members of the Incumbent Board immediately prior to the consummation of such Business Combination; or

(d) Approval by the Board and the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) a Major Asset Disposition (or, if there is no such approval by shareholders, consummation of such Major Asset Disposition) unless, immediately following such Major Asset Disposition, (A) Persons that were beneficial owners of the outstanding shares of Company Common Stock immediately prior to such Major Asset Disposition beneficially own, directly or indirectly, more than 50% of the total number of then outstanding shares of common stock and the combined voting power of the then outstanding shares of voting stock of the Company (if it continues to exist) and of the Acquiring Entity in substantially the same proportions as their ownership immediately prior to such Major Asset Disposition of the outstanding shares of Company Common Stock; (B) no Person (other than any employee benefit plan (or related trust) of the Company or such entity) beneficially owns, directly or indirectly, 40% or more of the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities of the Company (if it continues to exist) and of the Acquiring Entity entitled to vote generally in the election of directors and (C) at least a majority of the members of the Board of the Company (if it continues to exist) and of the Acquiring Entity were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such Major Asset Disposition.

For purposes of the foregoing,

(i)	the term “Person” means an individual, entity or group;

(ii)	the term “group” is used as it is defined for purposes of Section 13(d)(3) of the Exchange Act;

(iii)	the terms “beneficial owner”, “beneficial ownership” and “beneficially own” are used as defined for purposes of Rule 13d-3 under the Exchange Act;

(iv)	the term “Business Combination” means (x) a merger, consolidation or share exchange involving the Company or its stock or (y) an acquisition by the Company, directly or through one or more subsidiaries, of another entity or its stock or assets;

(v)	the term “Company Common Stock” shall mean the Common Stock, par value $.01 per share, of the Company;

(vi)	the term “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(vii)	the phrase “parent corporation resulting from a Business Combination” means the Company if its stock is not acquired or converted in the Business Combination and otherwise means the entity which as a result of such Business Combination owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries;

(viii)	the term “Major Asset Disposition” means the sale or other disposition in one transaction or a series of related transactions of 50% or more of the assets of the Company and its subsidiaries on a consolidated basis; and any specified percentage or portion of the assets of the Company shall be based on fair market value, as determined by a majority of the members of the Incumbent Board;

(ix)	the term “Acquiring Entity” means the entity that acquires the largest portion of the assets sold or otherwise disposed of in a Major Asset Disposition (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity entitled to vote generally in the election of directors or members of a comparable governing body); and

(x)	the phrase “substantially the same proportions,” when used with reference to ownership interests in the parent corporation resulting from a Business Combination or in an Acquiring Entity, means substantially in proportion to the number of shares of Company Common Stock beneficially owned by the applicable Persons immediately prior to the Business Combination or Major Asset Disposition, but is not to be construed in such a manner as to require that the same ratio or number of shares of such parent corporation or Acquiring Entity be issued, paid or delivered in exchange for or in respect of the shares of each class of Company Common Stock.